                                  EXHIBIT 23.5



October 7, 1997



          PaineWebber Incorporated ("PaineWebber") hereby consents to the inclusion in the Joint Proxy Statement-Prospectus of ValuJet Inc. and Airways Corporations, filed as a part of this Registration Statement on Form S-4 of ValuJet Inc., of its opinion dated October 7, 1997, and to the references made to PaineWebber in the "Summary" and "The Merger--Opinions of Financial Advisors--Opinion of Airways Corporation's Financial Advisors" sections of such Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED